May 30, 2013


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants
 for Oppenheimer SteelPath Master
MLP Fund,
LLC (the Fund), and under the date of
December 21, 2012, we reported on the financial statements of the Fund as of and for the period from
November 7, 2012 (date of organization)
through
December 17, 2012. On February 27, 2013,
 we were
dismissed. We were formally notified of
our
dismissal on May 30, 2013. We have read
the
statements made by the Fund, which we
understand
will be filed with the Commission pursuant to Item 77K of Form NSAR dated May 30, 2013, and we agree with such statements.
Very truly yours,